Exhibit 99.1

Celsion Corporation Provides an Update Regarding ThermoDox® Agreements with Zhejiang HISUN Pharmaceutical Company for China

Exclusive Option Agreement Will Be Allowed To Expire While Celsion Conducts

Sub-Group Analysis of Chinese Patient Cohort in Phase III HEAT Study

Companies' Technology Development Contract Remains in Force

Issuance of Additional Patents Extends Protection of ThermoDox® and Other Formulations

To 2026 in Key Pacific Region Countries

LAWRENCEVILLE, NJ, February 5, 2013 -- Celsion Corporation (NASDAQ: CLSN) today announced that Zheijang HISUN Pharmaceutical Company (HISUN) does not plan to pursue the exclusive option to license ThermoDox® for the Greater China market. Accordingly, the parties will not enter into the exclusive license agreement, and Celsion will not receive nor will it require any future payment for the option or license, as contemplated in the Exclusive Option Agreement announced on January 22, 2013. Celsion and HISUN have agreed that the Technology Development Contract entered into on January 18, 2013 will remain in effect while the parties continue to collaborate and are evaluating next steps in relation to ThermoDox®, which include the sub-group analysis of the Chinese cohort of patients in the Phase III Heat Study for the hepatocellular carcinoma clinical indication and other activities to further the development of ThermoDox® for the Greater China market.

Celsion also announced that its proprietary patent application, “Method of Storing Nanoparticle Formulations,” has recently been allowed in China and granted in South Korea and Australia. Celsion holds an exclusive license agreement with Duke University for its temperature-sensitive liposome technology that covers the ThermoDox® formulation. Celsion's newly issued patents pertain specifically to methods of storing stabilized, temperature-sensitive liposomal formulations and will assist in the protection of global rights. These patents will extend the overall term of the ThermoDox® patent portfolio to 2026. The patents in these three countries are the first in this family, which includes pending applications in the U.S., Europe and additional key commercial geographies in Asia. This extended patent runway to 2026 allows for the evaluation of future development activities for ThermoDox and Celsion's heat-sensitive liposome technology.

"We have started the population sub-group analyses for the HEAT Study,” said Michael H. Tardugno, Celsion's President and Chief Executive Officer. “While we understand HISUN's decision regarding the exclusive option for a license at this time, it is important to note that our Technology Development Contract remains in force and will do so pending the results of our sub-group analysis. Furthermore, our program for expanding patent coverage is intended to add long-term value to our drug pipeline, extending both the term of our ThermoDox® patent estate, supporting our multifaceted portfolio development and life-cycle management strategy, as well as broadening the breadth of patent protection around temperature-sensitive liposomal formulations.”

Celsion ended 2012 with a strong balance sheet that provides the Company the opportunity to evaluate its future development plans.  The Company projects its unaudited cash and investment balance to be approximately $23 million as of December 31, 2012 and approximately $27 million as of January 31, 2013.

About ThermoDox®

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer (the HEAT study), a Phase II clinical trial for colorectal liver metastasis and a Phase II clinical trial for recurrent chest wall breast cancer. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by radiofrequency ablation (RFA) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor. On January 31, 2013, Celsion announced that ThermoDox® in combination with RFA did not meet the primary endpoint of the HEAT study in patients with hepatocellular carcinoma, also known as primary liver cancer. Celsion will conduct additional analyses of the data from the HEAT study to assess the future strategic value of ThermoDox®.

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology. Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; the need for Celsion to analyze the results of the HEAT Study further; the need for Celsion to evaluate its future development plans; cash projections are unaudited; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in Celsion's periodic reports filed with the Securities and Exchange Commission.

Investor Contact

Jeffrey W. Church

Sr. Vice President – Corporate

Strategy and Investor Relations

609-482-2455

jchurch@celsion.com